UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ATKORE INC.
(Name of Registrant as Specified In Its Charter)

(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

EXPLANATORY NOTE

On September 9, 2026, Atkore Inc. (“Atkore”) filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Agreement and Plan of Merger, dated as of August 2, 2026 (as it may be amended from time to time, the “Merger Agreement”), by and among Atkore, Prysmian S.p.A., a company organized under the laws of the Republic of Italy (“Prysmian”), Trinity Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Prysmian (“Merger Sub”), and, solely as provided in certain sections of the Merger Agreement, Prysmian Cables and Systems USA, LLC, a Delaware limited liability company (“Guarantor”), which provides for the acquisition of Atkore by Prysmian (the “Merger”). A special meeting of Atkore stockholders will be held virtually on October 7, 2026, at 9:00 a.m. Eastern Time, to vote on the proposal to adopt the Merger Agreement and certain other proposals, as disclosed in the Proxy Statement.

On September 20, 2026, a complaint (the “Complaint”) captioned Timothy Smith v. Franklin Edmonds, Jr. et al., Index No. EF2026-284290 was filed in the Supreme Court of the State of New York, County of Rensselaer. The Complaint names as defendants Atkore, the members of the Atkore board of directors, Prysmian, Merger Sub, Guarantor and Atkore’s financial advisors, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, and alleges, among other things, claims for negligence and negligent misrepresentation and omission for disseminating an allegedly false and misleading proxy statement. The Complaint seeks, among other things, corrective disclosure to the Proxy Statement and to enjoin and/or void the Atkore stockholder vote on the Merger Agreement.

In addition, as of the date of this filing, Atkore has received several demand letters from purported stockholders of Atkore in connection with the Merger (the “Demand Letters”). The Demand Letters generally allege that the Proxy Statement omitted purportedly material information that rendered it false and misleading or otherwise had disclosure deficiencies in violation of federal securities laws. The Demand Letters demand corrective disclosure to the Proxy Statement. Certain of the Demand Letters also allege that the consideration to be received by stockholders of Atkore in the Merger is inadequate because it does not adequately take into consideration the value of the derivative litigation claims belonging to Atkore (see the section titled ‘‘The Merger—Legal Proceedings’’ in the Proxy Statement). Upon the closing of the Merger, stockholders pursuing litigation claims derivatively on behalf of Atkore will lose standing to maintain those claims, and the pending derivative litigation will be terminated.

Atkore may receive additional stockholder demand letters and additional complaints related to the Merger may be filed in the future.

Atkore denies the allegations in the Complaint and the Demand Letters, believes that the claims asserted in the Complaint and the Demand Letters are without merit, and believes that no supplemental disclosure is required under applicable laws. However, in order to reduce the burden, inconvenience, expense, risk and disruption of potential litigation, and without admitting liability or wrongdoing, Atkore has determined to voluntarily supplement the Proxy Statement by providing the additional information presented below. Nothing in these supplemental disclosures shall be deemed an admission of the legal necessity or materiality of any supplemental disclosures under applicable laws.
The board of directors of Atkore continues to recommend unanimously that you vote “FOR” the proposals being considered at Atkore’s special meeting of stockholders.

The information contained in this supplement is incorporated by reference into the Proxy Statement. All page references in this supplement are to pages of the Proxy Statement, and all terms used in this supplement, but not otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement. The following information should be read in conjunction with the Proxy Statement, which should be read in its entirety. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement shall supersede or supplement such information in the Proxy Statement.

SUPPLEMENTAL DISCLOSURE

The disclosure under the section entitled “The Merger—Background of the Merger” in the Proxy Statement is hereby amended and supplemented by adding the following bolded and underlined language in the last paragraph on page 32 of the Proxy Statement:

Between October 30 and November 3, 2025, Atkore entered into confidentiality agreements with the three financial sponsors, and Atkore and representatives of Citi continued discussions with such financial sponsors, including by providing certain parties with marketing materials and financial information and conducting management and legal due diligence sessions. Thereafter, throughout November and December 2025 and January 2026, Atkore negotiated (through Debevoise) and entered into confidentiality agreements with various potential bidders, each of which contained a standstill provision, but none of which contained a ‘don’t ask, don’t waive’ provision.

The disclosure under the section entitled “The Merger—Background of the Merger” in the Proxy Statement is hereby amended and supplemented by adding the following bolded and underlined language in the fourth full paragraph on page 33 of the Proxy Statement:

On November 20, 2025, Atkore announced that it had expanded the scope of its previously announced review of strategic alternatives and would consider a broader range of alternatives to maximize stockholder value, including a potential sale or merger of Atkore. On the same date, Atkore announced that it had entered into a cooperation agreement with Irenic, pursuant to which it expanded the Board and appointed Franklin S. Edmonds as a director. Pursuant to the cooperation agreement, the Board formed a strategic review committee (the “Strategic Review Committee”), including Mr. Waltz, Mr. Schrock, Ms. Isbell and Mr. Edmonds, and Bruce Taten as special advisor to the Strategic Review Committee, to oversee, evaluate and provide advice to the Board regarding its review of strategic alternatives. The Strategic Review Committee did not have ultimate decision-making or veto authority.

The disclosure under the section entitled “The Merger—Opinions of Atkore’s Financial Advisors—Opinion of Citigroup Global Markets Inc.—Discounted Cash Flow Analysis” in the Proxy Statement is hereby amended and supplemented by adding the following bolded and underlined language in the first full paragraph on page 47 of the Proxy Statement:

Citi conducted a discounted cash flow analysis of Atkore using the Prospective Financial Information (as defined below) for the purpose of determining an implied fully diluted equity value per share for the Common Stock. Citi calculated the estimated present value of unlevered free cash flows that Atkore was forecasted to generate during the period from the fourth quarter of fiscal year ending September 30, 2026 through fiscal year ending September 30, 2030 based on the Prospective Financial Information. Citi calculated a range of illustrative terminal values for Atkore as of September 30, 2030 by applying a selected range of perpetuity growth rates of 1.5% to 2.5% to an estimate of Atkore’s unlevered free cash flow in the terminal year of approximately $364 million based on the Prospective Financial Information.

The disclosure under the section entitled “The Merger—Opinions of Atkore’s Financial Advisors—Opinion of Citigroup Global Markets Inc.—Selected Public Companies Analysis” in the Proxy Statement is hereby amended and supplemented by adding the following bolded and underlined language in the first paragraph on page 48 of the Proxy Statement:

Based on its professional judgment and experience, and taking into consideration the observed multiples for the selected companies, Citi then applied an illustrative EV / 2026E EBITDA multiple reference range of 6.9x to 10.3x to an estimate of Atkore’s 2026 calendar year Adjusted EBITDA based on actual results for Atkore’s second and third fiscal 2026 quarters and the Prospective Financial Information for the remainder of the period, to derive ranges of implied enterprise value for Atkore. Citi adjusted the range of implied enterprise values it derived for Atkore, for Atkore’s net debt, payments related to a litigation settlement made after the quarter ended June 26, 2026 of approximately $50 million, and a payment related to Atkore’s HDPE divestiture of approximately $13 million, in each case, as of June 30, 2026, as provided by Atkore’s management, and divided the results by the diluted Common Stock share count of Atkore of approximately 34.9 million calculated using the treasury stock method, based on equity information as of July 31, 2026 as provided by Atkore’s management. This analysis indicated an approximate implied per share equity value reference range for Atkore of $65.70 to $104.35, as compared to the closing share price of the Common Stock as of July 31, 2026, of $72.96, and the Merger Consideration of $95.00.

The disclosure under the section entitled “The Merger—Opinions of Atkore’s Financial Advisors—Opinion of Citigroup Global Markets Inc.—Selected Precedent Transactions Analysis” in the Proxy Statement is hereby amended and supplemented by adding the following bolded and underlined language in the last paragraph on page 48 of the Proxy Statement:

Based on its professional judgment and experience and taking into consideration the observed multiples for the selected transactions, Citi then applied an illustrative FV / EBITDA multiple reference range of 8.2x to 10.0x to the fiscal year 2026 EBITDA of Atkore, to derive ranges of implied firm value for Atkore. Citi adjusted the range of implied firm values it derived for Atkore for Atkore’s net debt, payments related to a litigation settlement made after the quarter ended June 26, 2026 of approximately $50 million, and a payment related to Atkore’s HDPE divestiture after the quarter ended June 26, 2026 of approximately $13 million, in each case, as of June 30, 2026, as provided by Atkore’s management, and divided the results by the diluted Common Stock share count of Atkore of approximately 34.9 million, calculated using the treasury stock method, based on equity information as of July 31, 2026 as provided by Atkore’s management. This analysis indicated an approximate implied per share equity value reference range for Atkore of $74.55 to $93.45, as compared to the closing share price of the Common Stock as of July 31, 2026, of $72.96, and the Merger Consideration of $95.00.

The disclosure under the section entitled “The Merger—Opinions of Atkore’s Financial Advisors—Opinion of Citigroup Global Markets Inc.—Miscellaneous” in the Proxy Statement is hereby amended and supplemented by adding the following bolded and underlined language and deleting the strikethrough and underlined language in the fourth full paragraph on page 49 of the Proxy Statement:

Atkore has agreed to pay Citi for its services in connection with the Merger an aggregate fee estimated based on information available as of the date of this proxy statement to be up to approximately $38 million, of which $2.5 million was payable in connection with the delivery of Citi’s opinion to the Board, ~~and~~ up to $1.75 million is payable at Atkore’s sole discretion based on Atkore’s assessment of Citi’s performance of its services, $4.25 million is payable on October 1, 2026, and the remainder of which is contingent and payable upon the consummation of the Merger. In addition, Atkore agreed to reimburse Citi for certain expenses and to indemnify Citi against certain liabilities arising from Citi’s engagement.

The disclosure under the section entitled “The Merger—Opinions of Atkore’s Financial Advisors—Opinion of J.P. Morgan Securities LLC—Public Trading Multiples” in the Proxy Statement is hereby amended and supplemented by adding the following bolded and underlined language in the third full paragraph on page 52 of the Proxy Statement:

Using publicly available information, J.P. Morgan calculated, for each selected company, the multiple of the firm value (the “FV”) (calculated as equity value, plus or minus, as applicable, net debt or net cash) to the analyst consensus estimates of Adjusted EBITDA for the fiscal year 2026, with such EBITDA multiples calendarized to Atkore’s fiscal year ending September 30, 2026 (the “FV/2026E Adjusted EBITDA Multiple”). Based on the results of this analysis, J.P. Morgan selected a FV/2026E Adjusted EBITDA Multiple reference range for Atkore of 7.0x to 9.5x. J.P. Morgan then applied such reference range to Atkore’s projected fiscal year 2026 Adjusted EBITDA of $376 million, as set forth in the Prospective Financial Information. The analysis indicated a range of implied per share equity value for the Common Stock (rounded to the nearest $0.25) of approximately $61.75 to $88.50, which J.P. Morgan compared to (i) the closing share price of the Common Stock of $72.96 as of July 31, 2026, the trading day immediately preceding the date of J.P. Morgan’s written opinion and (ii) the Merger Consideration of $95.00. The FV/2026E Adjusted EBITDA Multiples were as follows:

Company	FV/2026E Adjusted EBITDA Multiple
Gibraltar Industries, Inc.	7.9x
Nucor Corporation	9.4x
Westlake Corporation	6.9x
Advanced Drainage Systems, Inc.	12.0x
Trex Company, Inc.	14.4x

The disclosure under the section entitled “The Merger—Opinions of Atkore’s Financial Advisors—Opinion of J.P. Morgan Securities LLC—Selected Transactions Analysis” in the Proxy Statement is hereby amended and supplemented by (x) deleting the last sentence in the fourth full paragraph on page 52 of the Proxy Statement and the table immediately following such paragraph and (y) adding the following bolded and underlined language and table in the last paragraph on page 52 of the Proxy Statement:

Using publicly available information, J.P. Morgan calculated, for each selected transaction, the multiple of the target company’s FV implied in the relevant transaction to the target company’s LTM Adjusted EBITDA for the twelve-month period immediately preceding the announcement of the applicable transaction, or the closest available proxy depending on the availability of information (the “FV/LTM Adjusted EBITDA Multiple”). Based on the results of this analysis, J.P. Morgan selected a FV/LTM Adjusted EBITDA Multiple reference range for Atkore of 8.0x to 10.5x. J.P. Morgan then applied such reference range to Atkore’s Adjusted EBITDA of $352 million for the twelve months ended June 26, 2026. The analysis indicated a range of implied per share equity value for the Common Stock (rounded to the nearest $0.25) of approximately $67.00 to $92.25, which J.P. Morgan compared to (i) the closing share price of the Common Stock of $72.96 as of July 31, 2026 and (ii) the Merger Consideration of $95.00. The transactions selected by J.P. Morgan for its analyses, and the transaction value and FV/LTM Adjusted EBITDA Multiple for each selected transaction, were as follows:

Transaction Announcement	Acquiror	Target	FV/LTM Adjusted EBITDA Multiple
November 2025	Gibraltar Industries, Inc.	OmniMax International	12.1x
April 2024	Prysmian S.p.A.	Encore Wire Corporation	8.2x
April 2023	nVent Electric plc	ECM Industries	10.6x
March 2022	AZZ Inc.	Precoat Metals	9.3x
December 2017	Prysmian S.p.A.	General Cable Corporation	13.5x

The disclosure under the section entitled “The Merger—Opinions of Atkore’s Financial Advisors—Opinion of J.P. Morgan Securities LLC—Discounted Cash Flow Analysis” in the Proxy Statement is hereby amended and supplemented by adding the following bolded and underlined language in the first full paragraph on page 53 of the Proxy Statement:

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for the Common Stock. J.P. Morgan calculated the unlevered free cash flows that Atkore is expected to generate from June 27, 2026 through fiscal year 2030 based upon the Prospective Financial Information, which were discussed with, and approved by, Atkore for use by J.P. Morgan in connection with its financial analyses. J.P. Morgan also calculated a range of terminal values for Atkore at the end of this period by applying perpetual growth rates ranging from 1.25% to 2.25%, based on guidance provided by Atkore’s management, to estimates of Adjusted EBITDA for Atkore at the end of fiscal year 2030, as provided in the Prospective Financial Information. J.P. Morgan then discounted the unlevered free cash flow estimates and the range of terminal values to present value as of June 26, 2026 using discount rates ranging from 9.5% to 11.5%, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Atkore. The present values of the unlevered free cash flow estimates and the range of terminal values were then adjusted for Atkore’s estimated net debt of $486 million as of June 26, 2026 and the value of Atkore’s net operating losses, and divided by the fully diluted Common Stock share count of approximately 34.9 million shares, as provided by Atkore’s management and approved for the Board for this purpose. This analysis indicated a range of implied per share equity value for the Common Stock (rounded to the nearest $0.25) of $84.25 to $119.50, which J.P. Morgan compared to (i) the closing share price of the Common Stock of $72.96 as of July 31, 2026 and (ii) the Merger Consideration of $95.00.”

Additional Information and Where to Find It

This supplement may be deemed to be solicitation material in respect of the Merger. In connection with the Merger, Atkore filed the Proxy Statement with the SEC. The Proxy Statement was first mailed to Atkore stockholders on or around September 9, 2026. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. Investors and security holders may obtain free copies of the Proxy Statement as well as other filings containing information about Atkore, without charge, at the SEC’s website, http://www.sec.gov. Free copies of the Proxy Statement and Atkore’s other filings with the SEC may also be obtained from Atkore. Free copies of documents filed with the SEC by Atkore will be made available on Atkore’s investor relations website at https://investors.atkore.com.

Participants in the Solicitation

Atkore and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the Merger. Information about the directors and executive officers of Atkore is set forth in its definitive proxy statement, which was filed with the SEC on December 12, 2025, under the headings “Proposal 1: Election of Directors” and “Executive Officers and Compensation.” Investors may obtain additional information regarding the interests of such participants by reading the Proxy Statement, including under the heading “The Merger—Interests of Atkore’s Directors and Executive Officers in the Merger,” and other relevant materials regarding the Merger when they become available.

Forward-Looking Statements

Information set forth in this supplement, including financial estimates and statements as to the expected timing, completion and effects of the Merger, constitutes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These estimates and statements are subject to risks and uncertainties, and actual results might differ materially.

Such estimates and statements include, but are not limited to, statements about the benefits of the Merger, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Such statements are based upon the current beliefs and expectations of the management of Atkore and Prysmian and are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements are not guarantees of future performance or outcomes and actual performance and outcomes may differ materially from those made in or suggested by the forward-looking statements contained in this supplement.

Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements are the following: the completion of the Merger may not occur on the anticipated terms and timing or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger; the risk that Atkore’s stockholders may not approve the Merger; the risk that the necessary regulatory approvals for the Merger may not be obtained or may be obtained subject to conditions that are not anticipated; risks that any of the closing conditions to the Merger may not be satisfied in a timely manner; risks related to litigation brought in connection with the Merger; risks related to disruption of management time from ongoing business operations due to the Merger; effects of the announcement, pendency or completion of the Merger on Atkore’s ability to retain customers, attract and retain key personnel or employees and maintain relationships with suppliers, agents, distributors, vendors and other business partners, and on Atkore’s operating results and business generally; negative effects of the announcement or the consummation of the Merger on the market price of Atkore’s common stock; risks related to declines in, and uncertainty regarding, the general business and economic conditions in the United States and international markets in which Atkore operates, and the potential impact of general business and economic conditions on Atkore, Prysmian or the Merger; inherent uncertainties involved in the estimates and assumptions used in the preparation of financial projections; and the response of Atkore’s or Prysmian’s management to any of the aforementioned factors.

Discussions of a number of important additional risks and uncertainties are contained in Atkore’s filings with the SEC, including Atkore’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and the Proxy Statement filed by Atkore in connection with the Merger. Neither Atkore nor Prysmian is under any obligation, and each expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise, except to the extent required by applicable law. Persons reading this supplement are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.